EXHIBIT 99.1

[LOGO OF NOBEL LEARNING COMMUNITIES INC]

Contact:	George Bernstein, CEO
(484) 947-2000

For Immediate Release

Nobel Learning Communities, Inc. Raises $6,900,000 from Sale of Charter School and

Investment by Camden Partners, Allied Capital, Mollusk Holdings, LLC and

Blesbok Holdings, LLC.

West Chester, PA, September 9, 2003—Nobel Learning Communities, Inc. (NASDAQ:NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, announced that the Company has raised $6.9 million through two transactions.

The Company announced that Camden Partners Holdings, LLC, Allied Capital Corporation, Mollusk Holdings, LLC and Blesbok Holdings, LLC have invested $3 million into Nobel Learning Communities, Inc. in the form of preferred stock convertible to common stock at $5.10 per share. Participation in the $3 million investment was done pro rata based on the current, fully diluted ownership interest of each of the investor groups (or their affiliates). For Camden Partners, this investment is in addition to a $6 million investment in the Company made by Camden Partners in June 2003.

In a separate transaction, the Company announced that it has sold its Desert Heights, Arizona charter school to Partnership With Parents, Inc. in a transaction resulting in net proceeds to the Company of $3.9 million. The sale of this school, the Company’s only school in Arizona, occurred pursuant to the Company’s plan to sell non-core assets.

Commenting on the transaction, George Bernstein, CEO of Nobel Learning Communities, Inc. stated, “These transactions are the latest in a series of positive events for the Company that will help strengthen our capital structure and increase our financial flexibility. The $3 million equity investment in the form of preferred stock is a tremendous vote of confidence and show of support for Nobel Learning Communities by these highly regarded equity investment entities. In addition, the sale of the Desert Heights school not only injects cash into the Company, but should have a positive impact on future results.” Bernstein said that proceeds from this transaction will be used to reduce the Company’s outstanding debt balances, meet certain bank covenants and for working capital purposes.

Nobel Learning Communities, Inc. operates 173 schools in 14 states consisting of private schools and charter schools; pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

About Allied Capital Corporation

Allied Capital (NYSE:ALD) is the nation’s largest business development company and provides long-term debt and equity investment capital to middle market companies in a variety of industries. The company also participates in the real estate capital markets as an investor in non-investment grade commercial mortgage-backed securities. The company is headquartered in Washington DC. For more information, please visit Allied Capital’s web site at www.alliedcapital.com.

About Camden Partners Holdings, LLC

Camden Partners is a Baltimore-based private equity firm dedicated to funding and participating in the growth of well-managed emerging public company businesses within the business services, health care and education industries. Current investments include: Infocrossing, Inc., Blue Rhino, Concorde Career Colleges, Superior Consultant Holdings and Pharmanetics. For more information, please visit Camden Partners’ web site at www.camdenpartners.com.

About Mollusk Holdings, LLC

Mollusk Holdings, LLC is an investment entity controlled by Lawrence J. Ellison, founder and CEO of Oracle Corporation.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in NLCI’s filings with the SEC.

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